EXHIBIT 99.1

CERTIFICATION

Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in their capacity as members of the Administrative Committee of the School Specialty, Inc. 401(k) Plan, that the Annual Report for the School Specialty, Inc. 401(k) Plan on Form 11-K for the period ended December 31, 2002, fully complies with the requirements of Section 13 (a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects the net assets available for benefits and changes in net assets available for benefits of the Plan.

Date: June 30, 2003	/s/ JAMES BUHL
James Buhl, School Specialty, Inc. Vice President of Human Resources Plan Administrator

Date: June 30, 2003	/s/ Mary M. Kabacinski
Mary M. Kabacinski, School Specialty, Inc. Executive Vice President and Chief Financial Officer Administrative Committee member

This written statement is being furnished to the Securities and Exchange Commission as an exhibit to such Form 11-K. A signed original of this statement has been provided to School Specialty, Inc. and will be retained by School Specialty, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.